PRESS RELEASE

SOURCE: Neptune Technologies & Bioressources Inc.

Neptune Technologies successfully completes up to $8.5 million debt financing with Desjardins Group

--These funds will be used to rapidly implement  the first phase of the production capacity and productivity expansion in order to meet strongly increasing customer demand--

--No more concerns about raising additional capital now--

--The Company has decided not to proceed with the private placement of the previously announced convertible debentures at present market conditions--

Laval, Québec, CANADA – September 8, 2008 – Neptune Technologies & Bioressources Inc. (NASDAQ.NEPT - TSX.V.NTB) announced today that it has entered into a new financing arrangement with Desjardins Group, which will provide the Company with up to $8.5 million in financing. The Company expects the funds to be used to improve productivity and increase production capacity in order to meet the currently rapidly growing demand for its products.

Of the financing, $3 million is earmarked to purchase customized equipment to optimize the extraction process and to increase productivity and production capacity with a target of reaching 120 000 kg of Neptune Krill Oil (NKO®) production per year, doubling current capacity. Another $3.5 million of the financing will be allocated to refinance the long term debt of the Company at a lower annual interest rate of 7.71%. This refinancing of long term debt will allow the Company to save more than 2.5% of its interest charge and improve next year’s cash flow. Finally, a line of credit initially of $1 million, which can be increased to $2 million, has also been established. Investissement Québec participated in this financing by guaranteeing up to 38% of the financing, excluding the line of credit. “Obtaining better financing conditions, particularly in the context of the current credit environment, constitutes a validation of our financial strength and of our business plan,” commented Xavier Harland, Director of Finance.

“This expansion of our capacity is crucial to meeting actual and forecasted strongly increasing customer demand for our products with our plant presently running at full capacity. Now we have the financial resources to quickly implement the first phase of our capacity expansion program and the financing provides the Company with adequate financial resources to eliminate any pressure for raising additional capital such as the convertible debentures under current market conditions,” stated Andre Godin, VP, Finance and Administration of Neptune.

“Since Neptune maintains its position for the minimum conversion price which is over $2, the Company has decided in agreement with its U.S. investment banker that given current market conditions, it would not be advantageous to the Company or in the best interest of our existing shareholders to proceed with the previously announced private placement of convertible debentures at this time,” he added. “If funds are required for any future needs, Neptune has other options with better conditions to explore in due course, and now, with the bank financing concluded for the plant expansion, we have eliminated any previous concerns about capital needed,” Mr. Godin continued.

The second phase of the capacity expansion program is expected to be realized through a partnership with a worldwide leading industrial manufacturing company conforming to nutraceutical and pharmaceutical Good Manufacturing Practice (GMP) standards with the mandate to offer substantially larger capacity within two years. This will allow the Company to respond to the growing demands of its dietary supplement and functional food customers as well as pharmaceutical customers and strategic partners.

About Neptune Technologies

Neptune researches and develops proprietary bioactive ingredients and products for nutraceutical and pharmaceutical applications and is sponsoring clinical research to demonstrate the therapeutic benefits in various medical indications. The Company patents its intellectual property, protects its industrial secrets and innovations and continuously expands its intellectual property portfolio. Neptune has already obtained many regulatory approvals allowing commercialization of its products in various geographic markets and has filed for and is expecting additional approvals. Neptune continues to strongly support its strategic development plan to form partnerships with worldwide leaders in the nutraceutical industries. Neptune has signed agreements with Nestlé and Yoplait, worldwide leading food manufacturers, and paved its entrance into the global functional food market.

Neither NASDAQ nor TSX venture exchange accepts responsibility for the adequacy or accuracy of this press release.

Neptune Technologies Contact
Neptune Technologies & Bioressources Inc.
Toni Rinow, Ph.D., MBA
Corporate Development & Investor Relations
(450) 687-2262
t.rinow@neptunebiotech.com
www.neptunebiotech.com

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Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission and the Canadian securities commissions.

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